SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 17, 2002

NRG Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15891	41-1724239

(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300 Minneapolis, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events

On December 5, 2001 NRG Energy, Inc. (NRG) and Connecticut Light and Power filed a request with the Connecticut Department of Public Utility Control (DPUC) for an increase in the standard offer rate paid to energy suppliers. The increase was requested to cover higher costs related to recent environmental legislation and anticipated higher charges for transmission service. The increase would have contributed approximately $5 million of net income per month to NRG.

On June 17, 2002 the DPUC ruled the parties were not entitled to the requested increase.

NRG is evaluating its options in response to this decision, including the DPUC recommendation to “pursue all avenues through ISO NE (ISO New England, Inc., the transmission system operator) for appropriate cost recovery for must-run units.”

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the realization of expectations regarding the acquisition of NRG common stock and the subsequent merger; and the other risk factors listed from time to time by NRG Energy in reports filed with the Securities and Exchange Commission (SEC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (a Delaware Corporation)

/s/ EDWARD J. MCINTYRE Edward J. McIntyre Exec. Vice President and Chief Financial Officer

June 18, 2002